Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: Fred Zinn, President and CEO Phone: (914) 428-9098 Fax: (914) 428-4581 E Mail: Drew@drewindustries.com

DREW INDUSTRIES REPORTS FOURTH QUARTER
AND FULL-YEAR 2008 RESULTS

White Plains, New York – February 11, 2009 – Drew Industries Incorporated (NYSE: DW), a leading supplier of components for recreational vehicles (RV) and manufactured homes (MH), today reported its operating results for the fourth quarter and year-ended December 31, 2008.

For the fourth quarter of 2008, Drew reported a net loss of $9.2 million, or ($0.43) per diluted share, which includes charges for impairment of goodwill and executive retirement aggregating $4.9 million after taxes. Excluding these charges, the fourth quarter net loss was $4.3 million, or ($0.20) per diluted share. Drew attributes the loss for the quarter to the severe recession which resulted in sharp declines in the RV, manufactured housing, and boat industries. Net sales for the 2008 fourth quarter declined to $77 million, from $138 million in the comparable prior year period. In the fourth quarter of 2007, Drew reported net income of $6.5 million, or $0.29 per diluted share.

“Our operating management, under the direction of Jason Lippert, the CEO and President of Drew’s Lippert Components and Kinro subsidiaries, has been extremely proactive in bringing our workforce and production capacity more in line with anticipated demand. As a result, we have substantially lowered our breakeven sales level,” said Fred Zinn, Drew’s President and CEO. “During the fourth quarter alone, Jason and the Kinro and Lippert Components management teams have made significant progress toward realizing the synergies between these two operations. Further, our strong balance sheet, with minimal debt, and our available production capacity, puts us in an excellent competitive position to take advantage of opportunities to increase our market share and expand our product lines.”

For the year, Drew reported net income of $11.7 million, or $0.53 per diluted share, also including the $4.9 million of after tax charges for impairment of goodwill and executive retirement. Excluding these charges, net income for the year was $16.6 million, or $0.76 per diluted share. Net sales in 2008 declined to $511 million, from $669 million in 2007. In 2007, Drew reported net income of $39.8 million, or $1.80 per diluted share.

Fourth Quarter Commentary
The loss for the 2008 fourth quarter includes a non-cash pre-tax charge of $5.4 million, due to the impairment of goodwill related to the Company’s California-based specialty trailer business. This business has been impacted by prolonged declines in industry shipments of small and medium sized boats that worsened late in 2008. The Company has taken significant steps to improve the results of its specialty trailer business, including consolidating this operation into one facility shared with other product lines. The fourth quarter also includes expenses aggregating $2.7 million related to the previously announced retirements of two long-time senior executives. Most of these retirement costs will be paid over the next two years.

The fourth quarter of 2008, as anticipated, was adversely affected by higher raw material costs that reduced operating profit between $1.5 million and $2 million before taxes, or $0.04 to $0.05 per diluted share. Market prices for Drew’s raw materials have declined from their peak levels. However, because of the decline in sales, higher-priced raw materials remain in inventory. As a result, raw material costs will have an adverse impact on the Company’s results over the next several months.

In addition, charges related to plant closures and staff reductions adversely impacted fourth quarter 2008 operating profit by $1.2 million, or $0.04 per diluted share.

“In response to severe economic and industry conditions, we’ve taken very aggressive steps to reduce costs and maximize operating efficiencies,” said Zinn. “During the fourth quarter of 2008 and in early 2009, we closed seven of our 36 manufacturing facilities, and we’re reviewing plans to close additional facilities, while maintaining adequate production capacity to respond to the needs of our customers.”

These plant consolidations and synergies between Lippert Components and Kinro, combined with previous cost-saving measures, are anticipated to reduce the Company’s 2009 fixed costs by more than $4 million compared to 2008. In addition, plant consolidations are expected to significantly improve operating efficiencies. Additional cost saving measures are expected to be implemented.

Net sales for the fourth quarter of 2008 declined $61 million to $77 million, from $138 million in the fourth quarter of 2007. This decline was a result of a 63 percent drop in industry shipments of travel trailer and fifth wheel RVs, and a 28 percent decline in industry shipments of manufactured homes. Excluding the impact of an acquisition and sales price increases, the “organic” decline in the Company’s net sales was $73 million for the quarter, or a 53 percent decline from the prior year.

The Company’s operating profit for the fourth quarter of 2008, excluding the effect of acquisitions, as well as the retirement and impairment charges, declined 23 percent of the “organic” decline in net sales. The decline was more than typical because of increased raw material, severance and group insurance costs.

Management anticipates that the recession and low consumer confidence will continue for at least the next several quarters, and that consumers will remain extremely cautious about purchasing discretionary big-ticket items, such as RVs and boats. Further, RV dealers are expected to continue to lower their inventory levels, which would reduce the demand for new RVs and impact sales of the Company’s products.

Full Year Commentary
Net sales for the year-ended December 31, 2008 were $511 million, compared to $669 million in 2007. The “organic” decline in net sales was 30 percent year-over-year. Drew attributed its lower sales, and the resulting decrease in profits, largely to the 29 percent year-over-year decline in industry wholesale shipments of travel trailers and fifth wheel RVs, and the 14 percent decline in industry wholesale shipments of manufactured homes, as well as even more severe declines in industry shipments of motorhomes and boats.

“For several years, our management team has focused on reducing costs and improving operating efficiencies,” said Zinn. “Even before the sharp deterioration in the economy last quarter, we had made significant strides, including consolidating 19 manufacturing facilities and substantially reducing fixed costs. In this extremely difficult economic environment, we are evaluating every cost. We will continue to take all prudent steps to improve our short-term results, while not impeding our long-term growth potential.”

“While we’re extremely disappointed with current market conditions, we are optimistic about the long-term prospects for the RV and manufactured housing industries. The basic reasons that Americans go RVing - a love of the outdoors, traveling with family, and the desire for more affordable vacations - have not changed. Nor has the need diminished for quality, affordable homes such as those provided by the manufactured housing industry.”

“A key to our success during the past decade has been our ability to identify and introduce new products,” said Lippert. Over the last several months, we’ve continued those efforts with the introduction of several new products, including RV entry doors and lighter-weight RV leveling devices, enhancing our opportunity for future growth. Also, during this recession, we are alert for other opportunities to expand, while still conserving cash. For example, an RV supplier ceased operations late last year, and we were able to purchase some of their equipment and replace them as a supplier of their former products.”

Segment Reporting
Recreational Vehicle Products Segment
Drew supplies the following components for RVs:
●Towable RV chassis	●Windows
●Towable RV axles and suspension solutions	●Chassis components
●Slide-out mechanisms and solutions	●Furniture and mattresses
●Thermoformed products	●Entry and baggage doors
●Toy hauler ramp doors	●Entry steps
●Manual, electric and hydraulic stabilizer and lifting systems	●Other towable accessories

Drew’s RV Segment also manufactures specialty trailers for hauling boats, personal watercraft, snowmobiles and equipment.

More than 90 percent of Drew’s RV Segment net sales are components for travel trailer and fifth wheel RVs, with the balance comprised of components for motorhomes, and specialty trailers. The RV Segment represented 62 percent of consolidated net sales in the 2008 fourth quarter.

RV Segment net sales were $47 million in the fourth quarter of 2008, compared to the $102 million reported in the comparable period in 2007. The “organic” decline in sales was 61 percent due to the sharp decline in industry shipments.

In the fourth quarter of 2008, due to the recession, tight credit markets and low consumer confidence, the decline in industry shipments of travel trailers and fifth wheel RVs reached 63 percent. As a result of reduced demand, many RV manufacturers temporarily closed numerous production facilities in November 2008, and did not resume production until late January. Industry wholesale shipments of motorhomes, components for which represent about 5 percent of RV Segment net sales, were down 75 percent during the fourth quarter of 2008. Net sales of this segment were also adversely impacted by severe declines in industry shipments of small and medium size boats on the West Coast, for which the Company supplies trailers.

“As a result of industry conditions, combined with higher raw material costs flowing through our income statement, our RV Segment lost $3.1 million this quarter, compared to the segment operating profit of $10.0 million in the 2007 fourth quarter,” said Joe Giordano, Drew’s Chief Financial Officer and Treasurer. “Excluding the effect of acquisitions and sales price increases, the decline in RV Segment operating profit was 20 percent of the ‘organic’ decline in net sales. This was consistent with what we would typically expect, as increased material costs were offset by fixed cost reductions.”

For the full 2008 year, net sales of this segment were $368 million, or 72 percent of consolidated net sales, and segment operating profit was $29 million. This compares to 2007 net sales of $492 million and segment operating profit of $63 million.

 “For the past six months, retail sales of RVs, while weak, have declined less rapidly than industry-wide production, indicating that dealers have decreased their inventories, partly due to difficulty obtaining floor-plan financing,” said Lippert. “The situation is still very difficult, especially with consumer financing hard to come by. On a bright note, last week the Federal Reserve indicated that RV consumer and dealer floor-plan loans would be included in the Term Asset-Backed Securities Loan Facility (TALF) under the Troubled Assets Relief Program (TARP). We are confident that the RV industry will improve, though we cannot predict the timing. In the meantime, we continue to add new products and gain market share in many product areas, which will make us even stronger when the industry improves.”

Through market share gains, acquisitions, and new product introductions, the Company increased its product content per travel trailer and fifth wheel RV to a record $1,928 per unit, up 13 percent from $1,700 per unit in 2007.

Manufactured Housing Products Segment
Drew supplies vinyl and aluminum windows and screens, chassis, chassis parts, and bath and shower units to the manufactured housing industry.

Drew reported fourth quarter net sales of $29 million for its manufactured housing segment, or 38 percent of consolidated net sales. This represented a 19 percent decline from the $36 million in net sales reported in the comparable period in 2007.  Industry-wide production of manufactured homes declined 28 percent for the quarter. MH Segment sales in the 2008 fourth quarter included $3 million of components for homes purchased by FEMA. The Company expects approximately $2 million of additional FEMA-related sales in the first quarter of 2009.

Primarily as a result of the industry-wide production declines, Drew’s 2008 fourth quarter manufactured housing segment operating profit was less than $0.1 million, compared to $2.9 million in the same period last year. The decrease in segment operating profit was about 27 percent of the “organic” sales decline, higher than typical because of increased severance and group insurance costs.

For the full 2008 year, this segment reported net sales of $142 million, down 19 percent from the $177 million reported in 2007. Segment operating profit was $11.0 million in 2008, compared to $15.1 million in 2007. For the full year, industry production declined 14 percent, while industry-wide production of “floors” or “sections” declined 17 percent.

As expected, the content per manufactured home produced has begun to increase due to recent market share gains. For the full year 2008, Drew reported that content per manufactured home produced was $1,652, which, while down 6 percent from 2007, was up from $1,603 reported for the twelve months ended September 2008.

“Although we face extremely challenging industry conditions, our MH segment remained profitable, as it has throughout the last ten years while industry shipments declined more than 75 percent,” said Lippert. “So we know how to operate in tough times, and we remain focused on improving operating efficiencies.”

Balance Sheet and Other Items
“In light of the current economic conditions, maintaining our strong balance sheet and increasing cash flow continues to be one of our highest priorities,” said Giordano. “During the fourth quarter of 2008, we reduced inventory by $13 million. However, our present inventory levels are higher than needed based on current demand, and accordingly we are working to reduce inventory levels by $20 to $30 million in 2009.”

In November 2008 the Company entered into a new $50 million revolving credit facility with JPMorgan Chase Bank, N.A. and Wells Fargo Bank, N.A., which expires in November 2011. This new credit facility replaces the Company’s previous $70 million credit facility which was scheduled to expire in June 2009. This new facility provides for an increase of 1 percent in the interest rate spread for LIBOR borrowings. At the same time, the Company entered into a “shelf loan” facility with Prudential Investment Management, Inc., pursuant to which Prudential will consider at our request purchasing up to $125 million of senior promissory notes. This facility, which replaces the Company’s previous $60 million shelf loan facility with Prudential, expires in November 2011. Both facilities are subject to more restrictive financial covenants than the prior facilities. At December 31, 2008, debt, net of cash, was zero.

Accounts receivable remain current, with only 15 days sales outstanding at the end of the quarter. “Our credit team has done an outstanding job during these difficult times in working closely with our customers and maintaining appropriate credit policies. We continue to closely monitor receivables from several customers, but to date our accounts receivable losses have not been material,” added Giordano.

Capital expenditures were $0.9 million this quarter and $4.2 million for the full year. Initial estimates are for capital expenditures in 2009 to be consistent with 2008. Depreciation and amortization was $4.5 million in the 2008 fourth quarter and $17.1 million for the year to date, and is expected to aggregate $16 million to $17 million in 2009.

In addition, non-cash stock based compensation was $3.6 million in 2008, and is expected to remain about the same in 2009.

Recent Developments
Drew reported January 2009 sales were down approximately 62 percent compared to January 2008, reflecting the continued slow-down in both the RV and MH industries. In late January, a significant number of Drew’s customers resumed production after lengthy closures. However, management cannot predict whether these production levels will be maintained.

As previously announced, effective January 1, 2009, Leigh J. Abrams, Drew’s CEO since 1979, was appointed Chairman of the Board, and Fred Zinn was appointed CEO. Edward W. (“Rusty”) Rose III, Drew’s Chairman since 1979, was appointed Lead Director. Also, following the retirement, after more than 30 years, of David L. Webster, previously Chairman, President and CEO of Drew’s Kinro subsidiary, Jason D. Lippert was appointed to assume responsibility for the operations of Kinro, while continuing his duties as Chairman, President and CEO of Lippert Components.

“Over 28 years I have learned from Leigh and Rusty what it takes to lead a successful company, and I appreciate the fact that they will continue to advise and support Drew from their positions on Drew’s Board of Directors,” said Zinn. “Jason and his management team at Lippert Components and Kinro have a wealth of knowledge of our operations and the industries we serve. In addition, they have enormous energy, as well as a great track record of success.”

“These are tough times for everyone, including our entire management team of more than 100 people each of whose compensation is tied to profits and is therefore down substantially. From our Board to management to employees, we remain motivated to focus on our long-term strategy of market share growth, new product introductions, acquisitions and operational efficiencies.”

Conference Call & Webcast
Drew will provide an online, real-time webcast and rebroadcast of its fourth quarter and year-end 2008 earnings conference call on the Company’s website, www.drewindustries.com on Thursday, February 12, 2009 at 11:00 a.m. Eastern time. Individual investors can also listen to the call at www.companyboardroom.com.

Institutional investors can access the call via the password-protected event management site, StreetEvents (www.streetevents.com). A replay of the conference call will be available by telephone by dialing (888) 286-8010 and referencing access code 74445970. A replay will also be available on Drew’s website.

About Drew
Drew, through its wholly owned subsidiaries, Kinro and Lippert Components, supplies a broad array of components for RVs and manufactured homes, including windows, doors, chassis, chassis parts, bath and shower units, axles, and upholstered furniture. In addition, Drew manufactures slide-out mechanisms for RVs, and trailers primarily for hauling boats. Currently, from 29 factories located throughout the United States, Drew serves most major national manufacturers of RVs and manufactured homes in an efficient and cost-effective manner. Additional information about Drew and its products can be found at www.drewindustries.com.

Forward-Looking Statements
This press release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities for existing products, plans and objectives of management, markets for the Company’s common stock and other matters.  Statements in this press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933.

Forward-looking statements, including, without limitation, those relating to our future business prospects, revenues, expenses and income, whenever they occur in this press release, are necessarily estimates reflecting the best judgment of our senior management at the time such statements were made, and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by forward-looking statements.  The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. You should consider forward-looking statements, therefore, in light of various important factors as identified in this press release and in our Form 10-K for the year ended December 31, 2007, and in our subsequent Form 10-Qs filed with the SEC.

There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include pricing pressures due to domestic and foreign competition, costs and availability of raw materials (particularly steel and related components, vinyl, aluminum, glass and ABS resin), availability of credit for financing the retail and wholesale purchase of manufactured homes and recreational vehicles, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed manufactured homes and RVs, the disposition into the market by FEMA, by sale or otherwise, of RVs or manufactured homes purchased by FEMA in connection with natural disasters, changes in zoning regulations for manufactured homes, continuing sales decline in the RV and manufactured housing industries, the financial condition of our customers, the financial condition of retail dealers of RVs and manufactured homes, retention of significant customers, interest rates, oil and gasoline prices, the outcome of litigation, and adverse weather conditions impacting retail sales. In addition, national and regional economic conditions and consumer confidence may continue to affect the retail sale of recreational vehicles and manufactured homes.

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DREW INDUSTRIES INCORPORATED
OPERATING RESULTS
(unaudited)

	Year Ended December 31,		Three Months Ended December 31,
(In thousands, except per share amounts)	2008	2007	2008	2007

Net sales	$510,506	$668,625	$76,561	$137,815
Cost of sales	403,000	509,875	67,420	107,158
Gross profit	107,506	158,750	9,141	30,657
Selling, general and administrative expenses	80,267	93,498	16,241	20,490
Goodwill impairment	5,349	-	5,349	-
Executive retirement	2,667	-	2,667	-
Other (income)	(675)	(707)	-	-
Operating profit (loss)	19,898	65,959	(15,116)	10,167
Interest expense, net	877	2,615	275	619
Income (loss) before income taxes	19,021	63,344	(15,391)	9,548
Provision (benefit) for income taxes	7,343	23,577	(6,181)	3,065
Net income (loss)	$11,678	$39,767	$(9,210)	$6,483

Net income (loss) per common share:
Basic	$0.54	$1.82	$(0.43)	$0.29
Diluted	$0.53	$1.80	$(0.43)	$0.29

Weighted average common shares outstanding:
Basic	21,808	21,893	21,597	22,002
Diluted	21,917	22,126	21,601	22,235

Depreciation and amortization	$17,078	$17,557	$4,544	$4,281
Capital expenditures	$4,199	$8,770	$925	$1,318

SEGMENT RESULTS
(unaudited)

	Year Ended December 31,		Three Months Ended December 31,
(In thousands)	2008	2007	2008	2007

Net sales:
RV Segment	$368,092	$491,830	$47,151	$101,637
MH Segment	142,414	176,795	29,410	36,178
Total	$510,506	$668,625	$76,561	$137,815

Operating profit (loss):
RV Segment	$28,725	$63,132	$(3,123)	$10,004
MH Segment	11,016	15,061	27	2,908
Total segment operating profit (loss)	39,741	78,193	(3,096)	12,912
Amortization of intangibles	(5,055)	(4,178)	(1,385)	(1,164)
Corporate	(7,217)	(7,583)	(1,503)	(1,782)
Other items	(7,571)	(473)	(9,132)	201
Operating profit (loss)	$19,898	$65,959	$(15,116)	$10,167

DREW INDUSTRIES INCORPORATED
BALANCE SHEET INFORMATION
(unaudited)
	December 31,
(In thousands, except ratios)	2008	2007

Current assets
Cash and cash equivalents	$8,692	$56,213
Accounts receivable, trade, less allowance	7,913	15,740
Inventories	93,934	76,279
Prepaid expenses and other current assets	16,556	12,702
Total current assets	127,095	160,934
Fixed assets, net	88,731	100,616
Goodwill	44,113	39,547
Other intangible assets	42,787	32,578
Other assets	8,632	12,062
Total assets	$311,358	$345,737

Current liabilities:
Notes payable, including current maturities of long-term indebtedness	$5,833	$8,881
Accounts payable, accrued expenses and other current liabilities	36,884	62,192
Total current liabilities	42,717	71,073
Long-term indebtedness	2,850	18,381
Other long-term obligations	6,913	4,747
Total liabilities	52,480	94,201
Total stockholders’ equity	258,878	251,536
Total liabilities and stockholders’ equity	$311,358	$345,737

Current ratio	3.0	2.3
Total indebtedness to stockholders’ equity	-	0.1

DREW INDUSTRIES INCORPORATED
SUMMARY OF CASH FLOWS
(unaudited)
	Year Ended December 31,
(In thousands)	2008	2007

Cash flows from operating activities:
Net income	$11,678	$39,767
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	17,078	17,557
Deferred taxes	(2,145)	(1,488)
Gain on disposal of fixed assets	(2,393)	(351)
Stock-based compensation expense	3,636	2,489
Goodwill impairment	5,487	-
Changes in assets and liabilities, net of business acquisitions:
Accounts receivable, net	9,497	3,061
Inventories	(12,695)	8,994
Prepaid expenses and other assets	(1,980)	1,478
Accounts payable, accrued expenses and other liabilities	(23,506)	13,403
Net cash flows provided by operating activities	4,657	84,910

Cash flows from investing activities:
Capital expenditures	(4,199)	(8,770)
Acquisition of businesses	(31,786)	(17,299)
Proceeds from sales of fixed assets	10,541	14,492
Other investments	(48)	(64)
Net cash flows used for investing activities	(25,492)	(11,641)

Cash flows from financing activities:
Proceeds from line of credit and other borrowings	14,600	23,800
Repayments under line of credit and other borrowings	(33,179)	(52,218)
Exercise of stock options	402	4,577
Purchase of treasury stock	(8,333)	-
Other	(176)	-
Net cash flows used for financing activities	(26,686)	(23,841)

Net (decrease) increase in cash	(47,521)	49,428
Cash and cash equivalents at beginning of period	56,213	6,785
Cash and cash equivalents at end of period	$8,692	$56,213